UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2007

Hudson Highland Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50129	59-3547281
(Commission File Number)	(IRS Employer Identification No.)

560 Lexington Avenue

New York, NY 10022

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (212) 351-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (16 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (16 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (16 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (16 CFR 240.13e-4(c)

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 31, 2007, Hudson Highland Group, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement, dated July 31, 2007 (the “Credit Facility”), by and among the Company, each of its subsidiaries that are parties thereto, the lenders that are parties thereto and Wells Fargo Foothill, Inc. (“Wells Fargo Foothill”). The Credit Facility replaced the Company’s previous senior secured credit facility for $75.0 million with Wells Fargo Foothill, which had a maturity date of March 31, 2009. The Credit Facility provides the Company the ability to borrow up to $75.0 million and the Company may increase the maximum Credit Facility limit up to an additional $50.0 million, subject to certain conditions. As of July 31, 2007, the Company had borrowings of $21.8 million under the Credit Facility and letters of credit issued and outstanding of approximately $7.2 million under the Credit Facility. The maturity date of the Credit Facility is July 31, 2012. Borrowings may be made with a base rate loan having an interest rate based on the prime rate and the Leverage Ratio (as defined in the Credit Facility) or a LIBOR rate loan with an interest rate based on the LIBOR rate and the Leverage Ratio.

The Credit Facility contains various restrictions and covenants, including (1) prohibitions on payments of dividends; (2) requirements that the Company maintain its minimum EBITDA (as defined in the Credit Facility) and capital expenditures within prescribed levels; (3) restrictions on the ability of the Company to make additional borrowings, or to consolidate, merge or otherwise fundamentally change the ownership of the Company; and (4) limitations on repurchases of the Company’s stock, investments, dispositions of assets and guarantees of indebtedness. The Credit Facility allows certain permitted investments in the aggregate amount not to exceed $25.0 million per year and certain permitted dispositions in the aggregate amount not to exceed $15.0 million per year.

The financial covenants of the Credit Facility include a minimum quarterly EBITDA for a twelve-month period and maximum capital expenditures for each fiscal year. The minimum EBITDA covenant provides that the Company’s quarterly EBITDA for a trailing twelve-month period may not be less than $25.0 million. The maximum capital expenditure covenant provides that the Company’s capital expenditures in each fiscal year may not exceed $18.0 million. The borrowing base is determined under the Credit Facility as an agreed percentage of eligible accounts receivable, less reserves. These restrictions and covenants could limit the Company’s ability to respond to market conditions, to provide for unanticipated capital investments, to raise additional debt or equity capital, to pay dividends or to take advantage of business opportunities, including future acquisitions.

The Credit Facility also contains customary events of default. Wells Fargo Foothill may declare any outstanding obligations under the Credit Facility immediately due and payable upon the occurrence of an event of default. In addition, the amount of any outstanding obligations under the Credit Agreement will be immediately due and payable in the event that the Company or any of its subsidiaries that are obligors or guarantors under the Credit Facility becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law.

The description of the Credit Facility set forth above is qualified by reference to the Credit Facility filed as Exhibit 4.1 hereto and incorporated herein by reference. On August 1, 2007, the Company issued a press release announcing the new Credit Facility, which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

ITEM 8.01	OTHER EVENTS

In July 2007, the Company made a final earn-out payment related to the June 2004 acquisition of a business in the Hudson Americas segment of approximately $30.5 million. The Company initially considered the payment as reportable in the third quarter 2007, and reported it as subsequent event in its press release issued July 25, 2007 and filed in the related Form 8-K on the same date. The Company subsequently determined that the payment should be accrued for and recorded as of June 30, 2007. A change in the recorded value of goodwill and other current liabilities is reflected in the Company’s balance sheet as of June 30, 2007 in its Quarterly Report on Form 10-Q.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

4.1	Amended and Restated Credit Agreement, dated as of July 31, 2007, by and among Hudson Highland Group, Inc. and each of its subsidiaries that are signatories thereto from time to time, as Borrowers, the lenders that are signatories thereto, as the Lenders, and Wells Fargo Foothill, Inc., as the Arranger and Administrative Agent.

99.1	Press Release of Hudson Highland Group, Inc., dated August 1, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON HIGHLAND GROUP, INC. (Registrant)

By:	/s/ MARY JANE RAYMOND
Mary Jane Raymond
Executive Vice President and Chief Financial
Officer

Dated: August 1, 2007

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Hudson Highland Group, Inc.

Current Report on Form 8-K

Exhibit Index

Exhibit Number	Description

4.1	Amended and Restated Credit Agreement, dated as of July 31, 2007, by and among Hudson Highland Group, Inc. and each of its subsidiaries that are signatories thereto from time to time, as Borrowers, the lenders that are signatories thereto, as the Lenders, and Wells Fargo Foothill, Inc., as the Arranger and Administrative Agent.

99.1	Press Release of Hudson Highland Group, Inc., dated August 1, 2007.